Exhibit 99.1

NEWS RELEASE

Contact: Frank Hallowell, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7744

FOR IMMEDIATE RELEASE

Image Sensing Systems, Inc. Announces 2020 First Quarter Results

Saint Paul, Minn., May 14, 2020 -- Image Sensing Systems, Inc. (Nasdaq: ISNS) today announced results for its quarter ended March 31, 2020.

First Quarter 2020 Financial Summary

  First quarter royalties were $2.1 million, an increase of 20 percent from the same period in the prior year.
  First quarter product sales were $1.1 million, a decrease of 35 percent from the same period in the prior year.
  Operating expenses totaled $2.8 million in the first quarter of 2020, an increase of 23 percent from the prior year period.
  Capitalized software costs in the first quarter were $22,000 compared to $419,000 in the prior year period.
  Net loss for the first quarter of 2020 totaled $111,000 compared to net income of $308,000 for the same period in the prior year.
  Cash balance increased to $5.4 million, up from $5.1 million at the end of the fourth quarter of 2019.

Exhibit 99.1

First-Quarter Results:

The 2020 first quarter revenue for Image Sensing Systems, Inc. ("ISS," the "Company," "us," "we," or "our") was $3.2 million compared to $3.4 million in the first quarter of 2019. Gross margin for the first quarter of 2020 was 80 percent, a 3 percentage point or 4 percent increase from a gross margin of 77 percent for the same period in 2019. The increase in the gross margin percent was primarily the result of a larger portion of total revenue from royalties compared to the first quarter of 2019. Revenue from royalties was $2.1 million in the first quarter of 2020 compared to $1.8 million in the first quarter of 2019, a 20 percent increase.

Product sales decreased to $1.1 million in the first quarter of 2019, a 35 percent decrease from $1.6 million in the first quarter of 2019.  Autoscope video product sales and royalties were $141,000 and $2.1 million, respectively, and RTMS radar product sales were $909,000 in the first quarter of 2020. Product sales gross margin for the first quarter of 2020 was 49 percent compared to 58 percent in the prior year period.

The 2020 first quarter net loss includes operating expenses of $2.8 million, a 23 percent increase from the first quarter of 2019. The increase is primarily due to the decrease in capitalized costs in the first quarter of 2020 compared to the prior year period. During the first quarter of 2020, ISS capitalized $22,000 of internal software development costs compared to $419,000 in the prior year period. ISS’ net loss in the first quarter was $(111,000), or $(0.02) per diluted share, compared to net income of $308,000, or $0.06 per diluted share, in the prior year period. The increase in operating expenses in the first quarter of 2020 compared to the same period last year was also a result of increased expenses for legal and outside consulting costs related to the efforts around exploring strategic alternatives to maximize shareholder value.

On a non-GAAP basis, excluding the amortization of intangible assets, depreciation, and restructuring charges for the applicable periods, the operating loss for the first quarter of 2020 was $(51,000) compared to operating income of $511,000 in the prior year period.

"First I need to recognize our employees and their continued resilience in these uncertain times.  We successfully executed a transition to a remote work environment within a few short days and have experienced continued productivity and the completion of initiatives key to our strategic plan," said Chad Stelzig, CEO for ISS.

"Royalty performance got off to a solid start early in the quarter, which allowed us to realize year over year growth in the face of late quarter COVID-19 disruptions within the market.  To meet our product revenue plan we needed to realize several late quarter orders that were delayed as a result of the pandemic.  We do anticipate these delayed orders materializing in subsequent quarters of 2020 unless progress with COVID-19 remains delayed or unresolved," concluded Mr. Stelzig.

Exhibit 99.1

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws, regulations, and orders, including as a result of the COVID-19 pandemic caused by the coronavirus; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as the COVID-19 pandemic); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019 filed on March 12, 2020.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended March 31,
	2020	2019
Revenue
Product sales	$1,050	$1,621
Royalties	2,109	1,751
	3,159	3,372
Cost of revenue	623	777
Gross profit	2,536	2,595

Operating expenses
Selling, general and administrative	1,909	1,667
Research and development	902	620
	2,811	2,287
Income (loss) from operations before income taxes	(275)	308
Income tax benefit	(164)	-
Net income (loss)	$(111)	$308

Basic net income (loss) per share	$(0.02)	$0.06
Diluted net income (loss) per share	$(0.02)	$0.06

Weighted shares - basic	5,267	5,224
Weighted shares - diluted	5,267	5,243

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$5,425	$5,118
Receivables, net	2,898	3,126
Inventories	686	781
Prepaid expenses and other current assets	571	463
	9,580	9,488
Property and equipment, net	444	419
Intangible assets, net	3,722	3,875
Deferred taxes	5,218	5,220
Operating lease asset, net	115	181
	$19,079	$19,183
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$570	$373
Warranty and other current liabilities	721	858
	1,291	1,231

Non-Current liabilities
Operating lease obligation	13	19

Shareholders’ equity	17,775	17,933
	$19,079	$19,183

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three-Month Periods Ended March 31,
	2020	2019
Operating activities
Net income (loss)	$(111)	$308

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	224	201
Stock option expense	59	50
Changes in operating assets and liabilities	322	(375)
Net cash provided by operating activities	494	184

Investing activities
Capitalized software development costs	(22)	(419)
Purchases of property and equipment	(75)	(75)
Net cash used for investing activities	(97)	(494)

Financing activities
Stock for tax withholding and options exercised	-	(8)
Net cash used for financing activities	-	(8)

Effect of exchange rate changes on cash	(90)	30
Increase (decrease) in cash and cash equivalents	307	(288)

Cash and cash equivalents at beginning of period	5,118	4,236
Cash and cash equivalents at end of period	$5,425	$3,948

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$25	$9

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets, depreciation, and restructuring charges for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended March 31,
	2020	2019
Income (loss) from operations	$(275)	$308
Amortization of intangible assets	174	150
Depreciation	50	51
Restructuring charges	-	2
Non-GAAP income (loss) from operations	$(51)	$511

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.